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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
      REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

                          Commission File No. 33-79202

        401(k) PLAN OF THE EMPLOYEES OF STANDARD FEDERAL BANK FOR SAVINGS PLAN SPONSOR: TCF NATIONAL BANK AS SUCCESSOR TO TCF NATIONAL BANK ILLINOIS
             (Exact name of registrant as specified in its charter)

                             800 BURR RIDGE PARKWAY
                              BURR RIDGE, IL 60521
                                 (630) 986-4900
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

           COMMON STOCK OF TCF FINANCIAL CORPORATION HELD BY THE PLAN
                    ALL PLAN INTERESTS PREVIOUSLY REGISTERED
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [ ]         Rule 12h-3(b)(1)(i)    [X]
         Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)  [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or notice date: NONE

         Pursuant to the requirements of the Securities Exchange Act of 1934, TCF National Bank (Plan Sponsor and Successor to Standard Financial Corporation and TCF National Bank Illinois) has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                    TCF NATIONAL BANK  (Plan Sponsor)


Date:                               By: /s/ David M. Stautz
    -----------------------            -----------------------------------------
                                            David M. Stautz
                                            Senior Vice President and Controller